Exhibit 99.(p)(i)

Allianz Investment Management LLC

Code of Ethics and

Insider Trading Policy

Effective January 3, 2023

TABLE OF CONTENTS

INTRODUCTION AND STATEMENT OF GENERAL PRINCIPLES		1

Section 1. PERSONAL TRADING, CONDUCT, AND REPORTING		4

1.1	Definitions	4
1.2	Disclosure and Reporting Requirements	10
1.3	Substantive Restrictions on Personal Investing Activities	12
1.4	Trading While in Possession of Material, Non-Public Information	13
1.5	Sanctions	13
1.6	Confidential Information	13
1.7	Charitable Donations, Gifts & Entertainment	13
1.8	Services as Director	14
1.9	Responsibilities of the Chief Compliance Officer	14
1.10	Responsibilities of the Board of Governors	16
1.11	Records	16
1.12	Regular Reporting to AIM Clients	17
1.13	Amendments to the Code	17

Section 2. INSIDER TRADING POLICY AND PROCEDURES		17

2.1	Statement of General Principles	17
2.2	Who is an Insider?	18
2.3	What is Material Information?	18
2.4	What is Non-Public Information?	18
2.5	Basis for Liability	19
2.6	Penalties for Insider Trading	19
2.7	Procedures to Implement the Policy Against Insider Trading	20
2.8	Informational Barrier Procedures	20
2.9	Resolving Issues Concerning Insider Trading	20

APPENDIX I – Initial Acknowledgement Certification		22
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Allianz Investment Management LLC Code of Ethics and Insider Trading Policy
Effective January 3, 2023

INTRODUCTION AND STATEMENT OF GENERAL PRINCIPLES

This Code of Ethics (the “Code”) is adopted in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Code is intended to prevent fraud by reinforcing fiduciary principles that must govern the conduct of officers, directors and employees of Allianz Investment Management LLC (“AIM”) and certain other individuals who perform functions on behalf of AIM (“Covered Persons”). Capitalized terms contained in this Code are defined in Section 1.1 of the Code, below.

The Code is based on the fundamental principle that AIM and all individuals who are Covered Persons under the Code must put Client interests first. As an investment adviser, AIM has fiduciary responsibilities to its Clients. Fiduciaries owe their Clients a duty of honesty, good faith, and fair dealing. AIM must act at all times in the best interests of its Clients and must avoid or disclose any conflicts of interest. Access Persons (defined on page 2 of this Code) may possess knowledge regarding present or future transactions made by or on behalf of one or more Clients of AIM (including, but not limited to, one or more series of the Allianz Variable Insurance Products Trust (the “VIP Trust”), the Allianz Life Variable Insurance Products Fund of Funds Trust (the “FOF Trust”) and the AIM ETF Products Trust (collectively, the “Trusts”)), or may have the ability to influence portfolio transactions made by AIM, by a subadviser, or by an investment manager to a Client(s) of AIM.

Among AIM’s fiduciary responsibilities is the responsibility to ensure that its Access Persons conduct their personal Securities transactions in a manner that is consistent with the Code and which does not interfere or appear to interfere with any Client transactions or otherwise take unfair advantage of transactional information to which they have access in the course of their duties by abusing their position of trust and responsibility.

In furtherance of these objectives, Covered Persons shall comply with all applicable federal securities laws,1 and shall not:

1.       employ any device, scheme or artifice to defraud a Client;

2.       make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to the Client, in light of the circumstances under which they are made, not misleading;

3.       engage in any act, practice, or course of business which operates or would operate as a fraud or deceit on a Client; or

1    For the purposes of this Code, “federal securities laws” means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

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4.       engage in any manipulative practice.

In view of the above, AIM has adopted this Code to establish reporting requirements and enforcement procedures designed to prohibit potential conflicts of interest and regulate personal Securities trading. AIM has established two categories of Covered Persons subject to the Code.

•	Associated Persons: Any director, officer[2], or employee of AIM (including interns and individuals who serve in the role of consultants to AIM), and any person designated by the Chief Compliance Officer who is an employee of an affiliate of AIM and who regularly works in AIM’s principal business.

•	Access Persons: Any director, officer, or employee of AIM (including interns and individuals who serve in the role of consultants to AIM), who has access to information regarding the holdings and/or purchase or sale of Securities by any Client(s) or who participates in, or whose functions relate to the making of any recommendations with respect to such purchases or sales. This includes any individuals who are actively involved in oversight of the investment activities of subadvisers or investment managers to any Client, those who conduct trading on behalf of any Client, those who provide oversight regarding the management of any assets of any Client or who have or may have access to non-public portfolio and trading information of any Clients. All directors and officers of AIM are presumed to be Access Persons.

To assure that personal trading by Covered Persons is adequately reviewed and monitored on an ongoing basis, this Code generally imposes the requirements and restrictions outlined below.

Associated Persons:

•	must comply with all applicable federal securities laws;

•	must review and acknowledge receipt of this Code and any amendments to this Code via the StarCompliance System;

•	must annually certify that they have complied with the requirements of this Code via the StarCompliance System or via paper certification;

2   For the purposes of these definitions, “officer” is defined as in Exchange Act Rule 16a-1(f). Generally, the term “officer” shall typically exclude ministerial officers not actively involved in the Firm’s business (e.g., a Chief Legal Officer, Secretary or Assistant Secretary) who do not have access to non-public information regarding any Clients’ purchase or sale of securities or non-public information regarding the portfolio holdings of any Reportable Fund, who is not involved in making securities recommendations to Clients, who has no access to such recommendations that are non-public, and, with respect to any Client that is a mutual fund, who does not, in connection with his or her regular functions or duties, make, participate in or obtain information regarding the purchase or sale of a portfolio security, and whose principal functions or duties do not relate to the making of any recommendation with respect to such purchases or sales.

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•	are prohibited from accepting gifts of more than nominal value from persons doing business with AIM or an affiliate; and

•	are prohibited from trading in a security while in possession of material, non-public information in regard to that security.

Access Persons:

•	must comply with the requirements and restrictions imposed on Associated Persons;

•	must make initial and annual Securities holdings reports to the Chief Compliance Officer via the StarCompliance System;

•	must pre-clear all personal Securities transactions with AIM’s Chief Compliance Officer, other than transactions in Exempt Securities and Exempt Transactions via the StarCompliance System;

•	must notify the Chief Compliance Officer within 10 days of opening a new Reportable Account via the StarCompliance System;

•	must file quarterly transaction reports with the Chief Compliance Officer via the StarCompliance System;

•	are prohibited from entering into any orders for which the time in force is greater than a Day Only Order;

•	are prohibited from entering into any Good ‘Til Cancelled Orders;

•	are prohibited from engaging in Short-Term Trading of any Securities, other than Exempt Securities and in Exempt Transactions;

•	are prohibited from investing in securities issued by companies appearing on the Restricted List;

•	are generally prohibited from trading contemporaneously with any Client in the same security in amounts greater than the De Minimis Transaction limit; and

•	are prohibited from entering into Short Sales in amounts greater than the De Minimis Transaction limit.

All information concerning personal Securities transactions obtained by AIM under this Code will be kept in strict confidence, except that such information will be made available, when specifically requested, to the SEC or any other regulatory or oversight organization which has jurisdiction over AIM’s operations. At the Chief Compliance Officer’s discretion, interns and short-term contractors may provide documentation to support compliance with the Code outside of using the StarCompliance system.

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CODE OF ETHICS

SECTION 1. PERSONAL TRADING, CONDUCT, AND REPORTING

1.1       Definitions

Access Person

Access Person is defined on page 2 of this Code.

Associated Person

Associated Person is defined on page 2 of this Code.

Beneficial Ownership

The following section is designed to provide a practical guide with respect to Beneficial Ownership. However, for purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

An individual is considered to have Beneficial Ownership of Securities if he or she has or shares a direct or indirect pecuniary interest in the Securities. An individual has a pecuniary interest in Securities if he or she has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. Generally, the following are examples which demonstrate when an individual would be considered as having Beneficial Ownership of the Securities:

1. Securities held by members of the individual’s immediate family sharing the same household. “Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2. An interest as a general partner in Securities held by a general or limited partnership.

3. An interest as a manager or member in the Securities held by a limited liability company.

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4. Securities held by anyone else if the individual:

•	obtains benefits substantially similar to ownership of the Securities;
•	can obtain ownership of the Securities immediately or at some future time; or
•	can vote or dispose of the Securities.

An individual does not have an indirect pecuniary interest in Securities held by a corporation, partnership, Limited Liability Company or other entity in which he or she holds an equity interest, unless the individual is a controlling equity holder or has or shares investment control3 over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by an individual of Securities held by a trust:

1. Ownership of Securities as a trustee where either the individual or members of his or her immediate family have a vested interest in the principal or income of the trust.

2. Ownership of a vested beneficial interest in a trust.

3. Status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for the individual to revoke the trust.

Blackout Period

With respect to a Security, the two business days following the execution of any transaction (including a purchase or sale) in that Security for any Client account.

Chief Compliance Officer

The Chief Compliance Officer of AIM and, except as otherwise noted in the Code, his/her designee(s).
Client

Any individual or company for whom AIM provides investment advisory services, including but not limited to selection of investment advisers, selection of investment managers and/or subadvisers, investment allocation, and/or management of investment accounts.

Covered Person

Covered Person is defined on page 1 of this Code.

3   For purposes of this Code, “control” has the same meaning as it does in Section 2(a)(9) of the 1940 Act.

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Day Only Order

Day Only Orders are good for the current trading session only. This does not include any extended hours sessions that occur before 9:30 a.m. or after 4:00 p.m. Eastern Time (ET).

De Minimis Transaction

A De Minimis Transaction is the purchase or sale of any Security with a total market value on the day of investment of $25,000 or less. No more than $50,000 of De Minimis Transactions attributable to any one issuer are allowed during any 90-day period. The determination regarding whether the De Minimis Transaction limit has been exceeded will automatically be made by the StarCompliance System.

Exempt Securities

Exempt Securities are Securities that do not need to be pre-cleared with the Chief Compliance Officer prior to their purchase or sale, nor do they need to be reported on the annual or quarterly reporting provided to the Chief Compliance Officer. Options on Exempt Securities are also considered to be Exempt Securities.

The following are Exempt Securities (provided, however, that the Chief Compliance Officer may from time to time designate particular Securities which, notwithstanding this provision, will nevertheless be treated as not Exempt Securities and, thus, subject to initial, annual and quarterly reporting and preclearance; such designated Securities will be identified on AIM’s Designated Securities List, which Access Persons are responsible to review on the STAR system prior to trading):

1. Direct obligations of the Government of the United States;

2. Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements; and

3. Shares issued by open-end funds registered under the 1940 Act, other than Exchange-Traded Funds (“ETFs”) and other than Reportable Funds.

Exempt Transactions (from pre-clearance)

The following are Exempt Transactions, which generally do not need to be pre-cleared with the Chief Compliance Officer prior to their purchase or sale, but do need to be reported on initial, annual or quarterly reporting (as applicable) provided to the Chief Compliance Officer (provided, however, that the Chief Compliance Officer may from time to time designate particular Securities which, notwithstanding this provision, will nevertheless be treated as not eligible for Exempt Transactions and, thus, subject to preclearance; such designated Securities will be identified on AIM’s Designated Securities List, which Access Persons are responsible to review on the STAR system prior to trading):

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1.       Any transaction involving the purchase or sale of shares issued by (i) an ETF, (ii) an Exchange-Traded Note (“ETN”), (iii) a Reportable Fund or (iv) a closed-end fund or unit investment trust, and any transaction involving the purchase or sale of derivatives on any ETF or ETN;

2.       Any transactions in Securities in an account over which an Access Person does not have any direct or indirect, influence, or control (i.e., in situations where an Access Person has given a third-party (i.e., independent investment adviser) full discretion to make investments on his or her behalf);

3.       Purchases of Securities under automatic dividend reinvestment plans;

4.       Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities, to the extent they are issued with respect to Securities of which an Access Person has Beneficial Ownership;

5.       Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which an Access Person has Beneficial Ownership;

6.       Acquisitions or dispositions of Securities as a result of an action taken by another party who has discretion to execute a transaction on their own behalf which results in another transaction in the Access Person’s account (e.g., the exercise of an option or the recall of securities on loan); and

7.       Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

Good ‘Til Cancelled Order

A Good ‘Til Cancelled Order is an order to buy or sell a security at a set price that is active until the investor decides to cancel it or the trade is executed (where this time period extends beyond the trading session on the day the order was placed). Good ‘Til Cancelled Orders are prohibited for Access Persons.

Initial Public Offering

Initial Public Offering means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

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Limited Offering

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Sections 4(a)(2) or 4(a)(5) or pursuant to Rules 504, 505, or 506 under the Securities Act.

Restricted List

A list of Restricted Securities kept by the Chief Compliance Officer.

Restricted Securities

Restricted Securities are Securities issued by entities about which employees of AIM have, or might reasonably be expected to have, access to material non-public information. These Securities are generally those related to private placements in which AIM is investing or considering investing.

Reportable Funds

Reportable Funds means any registered investment company for which AIM serves as investment adviser and any other registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with AIM. Reportable Funds includes all of the AZL Funds and all other mutual funds managed by an Allianz affiliate (including PIMCO, AGI and NFJ), wherever such Securities may be held, including, but not limited to, 401(k) plans, IRAs, variable annuity or variable life insurance contracts and any Allianz employee purchase program.

Reportable Account

A Reportable Account means any account in which the Covered Person maintains a direct or indirect Beneficial Ownership (including but not limited to Brokerage Accounts, 401(k) plans, IRAs, Deferred Benefit Plans, 529 Plans, variable annuity or variable life insurance contracts and any Allianz employee purchase program) which holds or has the potential to hold Reportable Funds or reportable Securities.

Reportable Transactions

Reportable Transactions are transactions in Securities that are required to be reported in the Quarterly Transaction Report. This includes Securities obtained in an Exempt Transaction that are not Exempt Securities. Examples include ETFs (not on the Designated Securities List), affiliated mutual funds and investments made by an investment manager (Access Person has given a third-party full discretion to make investments on his or her behalf).

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Security / Securities

The following are Securities:

Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. This includes but is not limited to interest in an open-end or closed-end management investment companies (including mutual funds, ETFs, UITs and UIT ETFs).

Investments that are traded on a commodities exchange are not considered Securities for the purposes of the Code. Therefore, futures (other than security futures), commodities and futures on commodities are not considered Securities.

Investments in crypto currencies are not considered Securities for the purposes of the Code. Securitized products that invest in crypto are considered Securities (i.e., a Crypto fund such as BITQ).

As used in this Code, the “purchase” or “sale” of a Security includes the writing of an option to purchase or sell a Security.

Short Sale

The selling of a security that the seller does not own, or any sale that is completed by the delivery of a security borrowed by the seller.

Short-Term Trading

A Short-Term Trade is any (1) purchase and sale or (2) sale and purchase of the same or a substantially similar security issued by the same issuer within thirty (30) calendar days where such subsequent transaction results in an investment gain to the individual placing the transaction.

StarCompliance

The StarCompliance System provides an automated means for Covered Persons to provide their required periodic certifications and for Access Persons to fulfill their personal trading reporting requirements as set forth in the Code. All periodic certifications, pre-clearance requests, new Reportable Account reporting, and transaction reporting must be done via this system.

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1.2       Disclosure and Reporting Requirements

1.       Acknowledgement of Receipt of Code

Covered Persons are required to review and sign an acknowledgement of receipt of the Code within ten days of becoming a Covered Person. This may be completed via the StarCompliance System or via paper certification. A form for this purpose is attached as Appendix I.

2.       Initial and Annual Disclosure of Personal Holdings

Access Persons are required to disclose all personal Securities holdings no later than ten days after becoming an Access Person and thereafter on an annual basis within thirty calendar days after year end. This report must be current as of a date not more than 45 days prior to the person becoming an Access Person, in the case of initial reports, or, in the case of annual reports, not more than 45 days prior to the date the report is submitted. Exempt Securities are not required to be reported; however, Securities obtained in an Exempt Transaction that are not Exempt Securities are required to be reported. This reporting must be made via the StarCompliance System.

3.       Annual Certification of Compliance with the Code

Covered Persons are required to certify annually that they have read and understand the Code and any amendments to the Code. They must further certify that they have complied with the requirements of this Code or that they have disclosed all instances of non-compliance, and that they have disclosed or reported all personal Securities transactions required to be disclosed or reported. This reporting must be completed via the StarCompliance System.

4.       Annual Conflicts of Interest Questionnaire

Covered Persons are required to complete an Annual Conflicts of Interest Questionnaire. Under federal and state law, AIM is a fiduciary and must make full disclosure to our Clients of all material facts relating to the advisory relationship. As a fiduciary, we also must seek to avoid conflicts of interest with our clients, and, at a minimum, make full disclosure of all material conflicts of interest between us and our clients that could affect the advisory relationship. This obligation requires that we provide the client with sufficiently specific facts so that the client is able to understand the conflicts of interest we have and the business practices in which we engage, and can give informed consent to such conflicts or practices or reject them.

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5.       Pre-clearance

Access Persons are required to pre-clear with the Chief Compliance Officer (via the StarCompliance System) all transactions in Securities, including transactions in options and other derivatives on Securities, in which such person(s) have, or by reason of the transaction acquire, any direct or indirect Beneficial Ownership.4 Pre-clearance will be good only for the day that the pre-clearance is received. Pre-clearance is not required for transactions in Exempt Securities or Securities purchased in Exempt Transactions.

6.       Records of Securities Transactions

Certain brokers have agreed to provide direct feeds of all securities transactions to the StarCompliance System. If Access Persons choose to maintain their Reportable Accounts at a broker, dealer or bank that has not agreed to provide automated feeds, those individuals are required to enter the information into the StarCompliance System manually and to also provide copies of brokerage statements and transaction confirmations directly to the Chief Compliance Officer. The Chief Compliance Officer may approve alternate requirements for accounts containing only Reportable Funds. In all circumstances, the individual Access Person is responsible to ensure that the data provided to StarCompliance is fully accurate.

Access Persons must report the opening of a new Reportable Account via the StarCompliance System within ten days of opening the account.

All Access Persons are required to file quarterly transaction reports of all Reportable Transactions, due no later than 30 days after the close of the calendar quarter. This reporting must be done via the StarCompliance System. A quarterly transaction report need not be filed with respect to a transaction if it would duplicate information already provided to StarCompliance via broker account statements, so long as such statements are uploaded no later than 30 days after the end of the applicable calendar quarter. Transaction information obtained by StarCompliance via electronic direct feeds from a broker must be certified by the Access Person no later than 30 days after the end of the applicable calendar quarter.

7.	Reporting Violations of the Code

Covered Persons are required to report any violations of the Code of which they become aware promptly to the Chief Compliance Officer directly. In the event that the Chief Compliance Officer identifies a designee to receive such reports, the Chief Compliance Officer (not including any designee) will receive periodic reports of all reported violations. Reports may be submitted

4     The term Beneficial Ownership is defined on page 4.

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anonymously. The Chief Compliance Officer of AIM will investigate all reports of violations promptly and appropriately. If the Chief Compliance Officer is involved in the violation, the violation shall be reported to and investigated by an executive officer of AIM or the Chief Legal Officer. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code. Examples of violations that should be reported include: (1) noncompliance with applicable laws, rules, and regulations; (2) fraud or illegal acts involving any aspect of AIM’s business; (3) material misstatement(s) in regulatory filings or internal books and records; (4) activity that is harmful to AIM’s Clients; and (5) deviations from controls and procedures described in this Code.

1.3       Substantive Restrictions on Personal Investing Activities

1.       Restricted Securities

Access Persons are prohibited from executing any direct or indirect beneficial ownership of any security on the Restricted List. Access Persons who have information regarding a pending creation or redemption order for an AIM managed ETF are restricted from trading in that ETF until one full trading day has passed after the creation or redemption order has been either executed or canceled.

2.       Short-Term Trading

Access Persons are prohibited from engaging in Short-Term Trading of Securities, other than Exempt Securities and in Exempt Transactions.

3.       Frequent Trading / Market Timing Mutual Fund Transactions

Access Persons may not participate in any activity that could be construed as frequent trading / market timing of mutual funds. Access Persons executing trades of open-end investment company shares are expected to comply with the provisions set forth in the applicable fund prospectus regarding short-term trading activity and market timing.

4.       Good ‘Til Cancelled Orders

Access Persons are prohibited from entering into any Good ‘Til Cancelled Orders because pre-clearance is only granted on a daily basis.

5.       Blackout Periods

Access Persons are prohibited from executing any Security transaction for their personal accounts during a Blackout Period with respect to that Security. This restriction does not apply to transactions in Exempt Securities, to securities transacted in Exempt Transactions, or to transactions that do not exceed the De Minimis Transaction limit.

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6.       Short Sales

Access Persons are generally prohibited from entering into short sales in amounts greater than the De Minimis Transaction limit.

7.       Initial Public Offering or Limited Offering

A Covered Person may not subscribe to purchase an Initial Public Offering or purchase a Limited Offering without prior approval. Approval can be requested through the StarCompliance system.

8.       Approval by Persons Other than Chief Compliance Officer

In the event that a trade is proposed to be made for the benefit of the Chief Compliance Officer, pre-approval can be granted by the President or Chief Legal Officer of AIM.

1.4        Trading While in Possession of Material, Non-Public Information

Covered Persons are prohibited from trading while in possession of material non-public information. This prohibition is discussed in Section 2 of this Code.

1.5        Sanctions

In the event that a Covered Person enters into a prohibited trade, or fails to obtain required pre-clearance, that Covered Person may be required to disgorge any profits made in the trade or to reverse the trade. These and any other violations of the Code may result in additional sanctions including, but not limited to, warnings, fines, suspension of personal Security trading privileges, and, in egregious cases, termination of employment.

1.6        Confidential Information

Confidential information and records of AIM must be kept confidential in a suitable manner and not shared with third parties or non-involved colleagues. Data secrecy must be protected. If you are unsure as to the confidential nature of any record, you should request clarification from the Chief Compliance Officer.

1.7        Charitable Donations, Gifts & Entertainment

Covered Persons are prohibited from making charitable contributions with the intention of obtaining or influencing advisory relationships. Covered Persons are subject to the Allianz Life Gifts and Entertainment Policy ("Allianz G&E Policy".) Gifts and entertainment done to

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foster relationships or as expression of thanks or appreciation must comply with the limits and requirements as enumerated in the Allianz G&E Policy. However, gifts and entertainment are prohibited if the purpose (real or perceived) is to exert influence or for someone to personally profit, including gifts and entertainment to or from a vendor during contract negotiations or contract renewals. Furthermore, any gifts, meals, entertainment, transportation, and lodging are prohibited if such activity is with elected or appointed government officials, employees of government bodies, or their immediate family members. The Allianz G&E Policy requires obtaining approval and completing reporting for certain business gifts and entertainment. For Covered Persons, approval by the Chief Compliance Officer is required for gifts received by any Covered Person from one person or entity valued in aggregate of over $100 in a year. Note however, that cash gifts are unacceptable under any circumstances. The Chief Compliance Officer also completes oversight of exceptions for gifts totaling over $100 given to any one recipient in a year and exceptions to "generally prohibited entertainment," as defined in the Allianz G&E Policy. A copy of the Allianz G&E Policy may be obtained from the Allianz Life Blue Pages or the Chief Compliance Officer. Questions regarding the Allianz Life Gifts and Entertainment Policy may be directed to the Allianz Life Gifts & Entertainment Committee, or to the Chief Compliance Officer.

1.8        Services as Director

Access Persons are prohibited from serving on the board of directors or trustees of non-affiliated publicly traded companies without prior written authorization from the Chief Compliance Officer.

1.9        Responsibilities of the Chief Compliance Officer

The Chief Compliance Officer (not including any designees) has the authority to delegate any or all of the tasks and responsibilities assigned to him/her in this Code, including those enumerated below, to his/her designee(s). The Chief Compliance Officer also may utilize StarCompliance, or other tools, to assist with these tasks and responsibilities.

1.       The Chief Compliance Officer shall establish and keep a list of Covered Persons, Associated Persons, and Access Persons.

2.       At the time that an individual becomes a Covered Person under the Code, the Chief Compliance Officer shall notify the newly Covered Person of the reporting requirements of the Code and shall deliver a copy of the Code to this person. In addition, each newly Covered Person must provide a signed acknowledgement of receipt of the Code to the Chief Compliance Officer in StarCompliance or the form set out in Appendix I.

3.       Any material amendments to the Code must be acknowledged by each Covered Person via the StarCompliance System. The Chief Compliance Officer will review each such certification.

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4.       On an annual basis, within thirty calendar days after the end of the year, each Covered Person shall provide an annual certification of compliance with the Code via the StarCompliance System. The Chief Compliance Officer will review each such certification.

5.       Within ten calendar days after commencement of employment and on an annual basis thereafter (within thirty calendar days after the year-end), each Access Person must provide a Certification of Holdings via the StarCompliance System. The Chief Compliance Officer will review each such report.

6.       The Chief Compliance Officer will review and approve personal Securities transactions as set out in this Code. No one may review or approve his/ her own personal Securities transactions.

7.       The Chief Compliance Officer shall obtain from each Access Person, on a quarterly basis, a Quarterly Personal Transactions report via the StarCompliance System. The quarterly report must be provided within 30 calendar days after quarter end.

8.       The Chief Compliance Officer shall keep in an easily accessible place the records set forth in Section 1.11 of this Code.

9.       The Chief Compliance Officer shall document in writing decisions regarding the pre-clearance of all Securities transactions for each Access Person.

10.       The Chief Compliance Officer shall promptly and appropriately investigate any violation or reported violation of this Code. In the event that the Chief Compliance Officer identifies a designee to receive such reports, the Chief Compliance Officer (not including any designee) will receive periodic reports of all reported violations.

The Chief Compliance Officer (not including any designee) may, in his/her sole discretion, after appropriate fact gathering, research and consultation, as needed, waive compliance by any Covered Person, or Access Person with the provisions of the Code if he/she finds that such a waiver:

1.       is necessary to alleviate undue hardship or in view of unforeseen circumstances or is appropriate under all the relevant facts and circumstances;

2.       will not be inconsistent with the purposes and objectives of the Code;

3.       will not adversely affect the interests of any Client or of Allianz Investment Management LLC or its affiliates; and

4.       will not result in a transaction or conduct that would violate provisions of any applicable law or regulation.

Any waiver/exception shall be in writing, shall contain a statement of the basis for the waiver/exception, and the Chief Compliance Officer shall promptly send a copy of the written statement to the Chief Legal Officer of AIM. Waivers are expected to be granted only in rare instances.

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1.10      Responsibilities of the Board of Governors

The Board of Governors (“BOG”) of AIM shall consider reports made to it by the Chief Compliance Officer and shall review the operations of this Code at least annually or as dictated by changes in applicable securities regulations.

1.11      Records

AIM shall maintain the following records in an easily accessible place in the manner and to the extent set forth below, and will make them available for examination by representatives of the SEC:

1.       a copy of this Code and any other code which is, or at any time within the past five years has been, in effect;

2.       a record of all persons who are or were within the last five years subject to this Code, who are or were required to make reports under this Code, or are or were responsible for reviewing reports under this Code;

3.       a copy of each report, confirmation and account statement provided by an Access Person pursuant to this Code, for a period of not less than five years from the end of the fiscal year in which it is made;

4.       a record of each decision, and the reasons supporting the decision, to approve the acquisition of an Initial Public Offering or Limited Offering, for not less than five years following the end of the fiscal year in which the approval is granted;

5.       a record of each decision, and the reasons supporting the decision, to approve acquisition by an Access Person of a Security for which that individual is required to obtain pre-clearance for not less than five years following the end of the fiscal year in which the approval is granted;

6.       a record of each decision, and the reasons supporting the decision, to approve Short-Term Trading by an Access Person, for not less than five years following the end of the fiscal year in which approval was granted;

7.       a record of any waiver or exception granted by the Chief Compliance Officer under section 1.9, above, for not less than five years following the end of the circumstances necessitating such waiver or exception;

8.       a record of any violation of this Code and any action taken as a result of such violation, for a period of not less than five years following the end of the fiscal year in which the violation occurs; and

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9.       a copy of each report required by Rule 17j-1 under the Investment Company Act of 1940, as amended and Rule 204A-1 under the Investment Advisers Act of 1940, as amended for at least five years after the end of the fiscal year in which it is made.

1.12      Regular Reporting to AIM Clients

AIM will report periodically, as requested, to any Client of AIM who requests such reporting, with respect to any issues arising pursuant to the Code since the last report, including information as to any material violations of the Code and any remedial action taken in response to a material violation of the Code. In addition, AIM will certify that AIM has adopted reasonable procedures necessary to prevent persons from violating the Code.

1.13      Amendments to the Code

The Code may be amended from time to time and any material amendments or changes shall be subject to approval by the BOG of AIM. In addition, such amendments will be provided to the Clients of AIM within 6 months of such determination by the BOG.

INSIDER TRADING

Section 2. INSIDER TRADING POLICY AND PROCEDURES

2.1        Statement of General Principles

AIM’s policy prohibits Covered Persons from trading, either personally or on behalf of Clients, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.”

While the term “insider trading” is not defined in the federal securities laws, it is generally understood that the law prohibits: (1) trading by an insider while in possession of material, non-public information; or (2) trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; (3) communicating material non-public information to others; or (4) providing substantial assistance to someone who is engaged in any of the above activities.

The material non-public information does not need to influence your decision to trade; merely trading while in possession of such information is a violation of law. Further, the SEC takes the view that material non-public information possessed by one of a firm’s employees may be attributed to the entire firm. As a result, where one employee makes a trade in an issuer’s securities without personally being aware of any material non-public information related to that issuer, the firm may nonetheless incur liability under the securities laws if any other employee was aware of such information at the time the trade was made. As a result, it is critical to alert the Chief Compliance Officer if you believe you are aware of material non-public information about a company, even if you have no intent to trade on the basis of that information.

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2.2        Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s outside attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered a temporary insider.

2.3        What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of the company’s Securities. (Note that the information need not be so important that it would have changed the investor’s decision to buy or sell.) Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, extraordinary management developments, information about significant contracts, information about the government’s approval or rejection of a product, results of clinical trials, or the gain or loss of a substantial customer or supplier.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not. Another example is information received, prior to its public dissemination, from a sell-side analyst regarding a new buy or sell recommendation concerning a particular issuer or a change regarding a pending recommendation.

2.4        What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission (“SEC”) or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

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2.5        Basis for Liability

1.       Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will not disclose any material non-public information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders. They can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his or her fiduciary duty to the company’s shareholders.

2.       Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, under which liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In U.S. v Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from The Wall Street Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

2.6       Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;
•	jail sentences;
•	disgorgement of the profit gained or loss avoided, whether or not the person actually benefited;
•	fines for the person who committed the violation of up to three times the amount of profit gained or loss avoided; and
•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
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In addition, any violation of this policy statement can be expected to result in serious sanctions by AIM, up to and including dismissal of the persons involved.

2.7       Procedures to Implement the Insider Trading Policy

The following trading restrictions and reporting requirements have been established to aid Covered Persons in avoiding insider trading, and to aid AIM in preventing, detecting and imposing sanctions against insider trading. Every Covered Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

1.       Any Covered Person who believes that they possess or may possess material non-public information with respect to any Securities shall advise the Chief Compliance Officer of AIM of such knowledge and of the manner in which he or she came to know this information including the source of such information. This provision shall not apply to any Covered Person who possesses material non-public information pertaining to Allianz SE if the Covered Person is subject to a confidentiality obligation with respect to their obtaining this knowledge.

2.       No Covered Person who possesses material non-public information relating to AIM or its affiliates, may buy or sell any Securities of AIM or its affiliates or engage in any other action to take advantage of, or pass on to others, such material non-public information.

3.       No Covered Person who obtains material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal Securities laws may buy or sell Securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

4.       Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, Covered Persons should not discuss any potentially material non-public information concerning AIM or its affiliates or other companies with other persons, except as specifically required in the performance of their duties.

2.8        Informational Barrier Procedures

Covered Persons should not discuss material non-public information with anyone, including other employees of AIM or its affiliates, except as required in the performance of their regular duties. In addition, care should be taken so that such information is secure.

2.9        Resolving Issues Concerning Insider Trading

The federal securities laws, including the laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing

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procedures or as to the propriety of any action, you should contact the Chief Compliance Officer. Until advised to the contrary by the Chief Compliance Officer, you should presume that the information is material and non-public and you should not trade in the Securities or disclose this information to anyone.

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APPENDIX I

Allianz Investment Management LLC

INITIAL ACKNOWLEDGEMENT CERTIFICATION

FOR

CODE OF ETHICS

AND

INSIDER TRADING POLICY

I hereby certify that I have received, read, understand and will comply with all provisions applicable to me in the attached Allianz Investment Management LLC Code of Ethics and Insider Trading Policy, and I acknowledge that I am subject to it. I understand that sanctions, up to and including termination of employment, may be imposed in the event of my failure to comply with the provisions of the Code of Ethics or applicable securities laws. I also understand that such violations may also subject me to civil, criminal and/or regulatory sanctions.

Pursuant to such Code, I recognize that I must disclose or report all personal Securities holdings and transactions required to be disclosed or reported thereunder if I am an Access Person, and I must comply in all other respects with the requirements of the Code. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Code has occurred.

I agree not to disclose to any person, directly or indirectly, any business secret or confidential or proprietary information of AIM’s, unless such disclosure is necessary to the performance of my employment, is required by applicable law, or is authorized by the Chief Compliance Officer of AIM.

I am submitting this acknowledgment as an:

____    Associated Person

____    Access Person

Date:
Signature

Print Name
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